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                                                                     EXHIBIT 5.1


                                August 20, 2002

View Systems, Inc.
1100  Wilso Drive
Baltimore, Maryland, 21223

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as special counsel to View Systems, Inc., a Florida corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended (the "Act") of 1,025,000 shares of Common Stock, par value $.001 (the "Shares"), of the Company which have been reserved for issuance pursuant to certain consulting agreements (the "Plans").

        We are familiar with the corporate actions taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for the purpose of rendering this opinion.

        We have examined, among other things, the Company's Articles of Incorporation and Bylaws, each as amended, the Plans and related agreements, and records of corporate proceedings and other actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares pursuant to awards granted under the Plans. Based on the foregoing and in reliance thereon, it is our opinion that the Shares, when issued pursuant to awards granted and exercised in accordance with the provisions of the Plans, will be legally issued, fully paid and non-assessable.

        We are admitted to practice law in the State of California, and are not admitted to practice in the State of Florida. However, for the limited purposes of our opinion set forth above, we are generally familiar with the General Corporation Law of the State of Florida as presently in effect and have made such inquiries as we consider necessary to render this opinion with respect to a Florida corporation. This opinion letter is limited to the laws of the State of California and, to the limited extent set forth above, Florida corporate law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.
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View Systems, Inc.
August 20, 2002
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        We hereby consent to the filing of this opinion as Exhibit 5.1 to the
Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission.

                                            Very truly yours,

                                            /s/ Eisner & Associates

                                            Eisner & Associates